Exhibit (a)(1)(H)

Reminder Email – To be sent to participants on July 21, 2010, half-way through the 4-week exchange window

To:	[Participating Employee]

FROM:	NASDAQ OMX

SUBJECT:	Reminder: Option Exchange Program In Progress

DATE:	Wednesday, July 21, 2010

If you are thinking about participating in the company Options Exchange Program but are still unsure, there is still time. The Program window opened on July 7 and will close at the end of Tuesday, August 3, 2010 at 12:00 midnight EDT. Employees who wish to take part in the Option Exchange Program must elect to participate before 12:00 midnight EDT at the end of August 3, 2010 through the NASDAQ OMX Option Exchange Program website. Elections made after the window has closed will not be accepted. If you do not wish to participate in the Option Exchange Program, no action is required.

Below is the direct link to the Option Exchange Program website where you register to participate.

https://nasdaqomx.equitybenefits.com

As a reminder, to log on to the website, your username is your work email address (e.g. john.smith@nasdaqomx.com). Your initial password is your 5 digit employee ID (e.g. 12345) or your set password if you have reset the initial password

If you experience problems logging onto the system, please call +1 408 754 4658.

You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange dated July 7, 2010, that NASDAQ OMX has filed with the Securities and Exchange Commission (the “SEC”) because they contain important information about the Option Exchange Program. You can access these documents at the Program website at https://nasdaqomx.equitybenefits.com or at the SEC’s website at www.sec.gov. Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee are making any recommendation as to whether you should participate in the Program. You must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.